Exhibit 10.16

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

National Arsenic Sales Agreement

December 9, 2005

This National Arsenic Sales Agreement (the Agreement) is entered into by and between Shaw Environmental, Inc., a Louisiana corporation with an office at 3347 Michelson Drive, Suite 200, Irvine, CA 92612 (“Shaw”) and Basin Water Inc., a California corporation with an office at 8731 Prestige Court, Rancho Cucamonga, CA 91730 (“Basin”). Each of Shaw and Basin may be individually referred to as a “Party” and collectively referred to as the “Parties” in this Agreement.

WHEREAS, Basin designs, manufactures, sells and services a packaged ion exchange system and provides an analysis routine for turnkey, full life cycle water treatment systems for the removal of arsenic from drinking water as described in Exhibit I (hereinafter referred to as the “Product” or “Products”) in the United States of America. Basin also designs, manufactures, sells and services packaged ion exchange systems and provides an analysis routine for turnkey, full life cycle water treatment systems for the removal of other chemical components from drinking water; and

WHEREAS, Shaw possesses environmental expertise and desires to expand the type of environmental services it provides to commercial and other clients, and wishes to buy and resell the Product as a Sales Representative, with the exclusive right to sell the Product to Clients located in the Territory defined below, except as provided in 1.2.1 hereof; and

WHEREAS, each of the Parties hereto having carefully assessed the capabilities and interests of each other, have concluded that they should establish an arrangement to propose and then perform projects using the Product, and in which the likelihood of awards to Shaw for such projects would be increased; and

WHEREAS, Basin represents that it has not appointed a Sales Representative specific to the market for arsenic treatment of drinking water, with primary responsibility for the Territory defined below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Parties agree as follows:

ARTICLE I – APPOINTMENT

1.1 Basin hereby appoints Shaw as a Sales Representative for the Product, subject to the terms of this Agreement.

1.2 Basin hereby grants to Shaw the exclusive right to sell the Product to Clients as defined herein with projects located in the states of Idaho, Oregon, Washington, Alaska, Texas, Arkansas, Wisconsin, Minnesota, Michigan, Illinois, Pennsylvania, New Jersey, New York, Massachusetts, Maine, Vermont New Hampshire, and Connecticut (the “Territory”) to customers or potential customers for the Product (“Client” or “Clients”) during the Term (defined below) subject to the terms of this Agreement (including without limitation Section

1.2.1 below), and a nonexclusive right to sell the Product throughout the balance of the United States including but not limited to California, Nevada and Arizona. Nothing herein shall be construed as restricting Basin’s freedom to sell Product outside of the Territory. Shaw also is granted the right to sell other Basin treatment technologies on a nonexclusive basis throughout the United States.

1.2.1 Notwithstanding the foregoing exclusive right, Basin retains the right to sell to [***]and each of their subsidiaries or affiliates (“affiliates are defined as entities under common ownership) or any of their respective successors, regardless of whether these named companies have projects located in the Territory.

1.2.2 If Shaw elects not to bid on any project in the Territory for which Shaw has knowledge that the Product has been specified, Shaw shall notify Basin at least 14 days prior to the due date for such bid (or immediately if Shaw learns of such Project less than 14 days’ prior to the due date for such bid), and Basin may elect to bid on the project itself or to provide its Product to another company for purposes of bidding for that Project within the exclusive Territory. If Basin is the successful bidder, then Basin would pay Shaw a referral fee of [***] of the cash received for the sale of the Product. It is Basin’s intent that where possible, Shaw would be utilized to support the Product under any associated service contract, whether outright or as a subcontractor to Basin. In the event that this arrangement is not practical, then Basin would pay Shaw a referral fee of [***] of the cash received for (the associated service contract, if any, to support such Product.

1.2.3 If Shaw is not accepted by any Client as a bidder or a Client refuses to purchase from Shaw within the Territory and not as a result of Shaw’s failure to be qualified for such bid, Basin may elect to provide its Product for that Project provided that Basin shall pay a referral fee to Shaw for such sales within the Territory of [***] of the cash received for the sale of the Product. In this case, Basin agrees that the pricing of such Product shall be no less than [***] of the Basin list price (as indicated in Section 4.1.1). It is Basin’s intent that where possible, Shaw would be utilized to support the Product under any associated service contract, whether outright or as a subcontractor to Basin. In the event that this arrangement is not practical, then Basin would pay to Shaw a referral fee of [***] on a regenerable Product, or [***] on a non-regenerable Product of the cash received for the associated service contract, if any, to support such Product or Products.

1.3 Each of the Parties hereto is an independent contractor and engages in the Operation of its respective business, and neither Party hereto is or shall be considered to be the agent of the other Party for any purpose whatsoever Neither Party has any authorization to enter any contracts or assume any obligations for the other Party, or to make any warranties or representations on behalf of the other Party, other than as authorized herein or in any written contract between the Parties for a specific project, and nothing in this Agreement shall be

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construed as establishing a relationship of co-partner or joint venturer with the other Party This Agreement shall not be construed or argued to create any third party beneficiary rights in any third party.

ARTICLE 2 - TERM AND TERMINATION

2.1 This Agreement shall be effective as of December 9, 2005 (the “Effective Date”), and shall be valid for two (2) years from the Effective Date (the “Initial Term”)- The Initial Term and any additional tern’s as extended in Section 2.1 shall be known as the “Term”.

2.1.1 The Parties hope to achieve sales of $2M per state per year. Maintenance of exclusivity for all the states in the Territory is contingent on achieving a sales goal of $2 million in EACH state by the end of the first year of the Initial Term. Any states in which this goal is not met become non- exclusive at the end of this period. The preferential pricing and right to provide service for units sold will continue throughout the Term of the agreement regardless of the loss of exclusivity in any state or states.

Provided that Shaw’s total sales of Product exceeds $19M in the year preceding expiration of this Agreement, Shaw shall have an Option to extend the Initial Term of this Agreement for another two-year (2) period by giving written notice to Basin at least 30 days prior to the end of the Initial Term. Sales credit shall apply to the total value of binding purchase orders by Shaw and its affiliates from Basin, including but not limited to system components and Product provided by Basin, whether or not such purchase has been commenced or completed or is in progress. For purchase orders submitted by Shaw, Basin shall not unreasonably withhold their approval of such purchase order in order to create the binding purchase order, within the parameters of this Agreement. Such purchase orders to be defined as a “Binding Purchase Order”.

2.2 This Agreement may be terminated for cause by either Party (i) if the other Party breaches any material obligation under this Agreement and such breach is not excused by the nonbreaching Party or remains uncured by the breaching Party ten (10) business days after written notice thereof; (ii) upon the occurrence of any of the following events with respect to the other Party (a) insolvency; (b) filing of a bankruptcy petition by or against a Party; or (c) the making of a general assignment for the benefit of creditors; or (d) an attempted assignment of this agreement without the other Party’s consent; (e) discontinuance of marketing efforts for the Product within the Territory; (f) the inability or unwillingness to perform, after having been asked for reasonable assurances of performance; (f) the inability of a Party to obtain any necessary permits, approvals or licenses for the Product; (g) any Party being charged with criminal wrongdoing which may impair the reputation of the other Party, or the adoption of any law or regulation that adversely affects Shaw’s ability to sell Product; or (h) the appointment of a receiver with respect to a Party or any substantial portion of its property or assets. It is agreed that each Party will immediately advise the other Party in writing of the occurrence of any event specified in this paragraph.

2.3 This Agreement may be terminated by mutual written consent of the Parties, or by either party without cause upon identification of technical difficulties or limitations of the Product that are not in compliance with the Basin supplied specifications for the Product that impair the Product’s marketability and which can not be remedied within a reasonable time or; by Basin at any time after the first year of this Agreement if Shaw has failed to enter into Binding Purchase Orders with Basin valued in excess of $1M during that year. In the event Basin elects to terminate this Agreement without cause, ii shall provide no less than ninety (90) days’ written notice to Shaw of its election to terminate, during which period Shaw may continue to market and submit proposals for the Product subject to the terms of this Agreement. The terms and conditions of this Agreement, including hut not limited to pricing and cooperation, shall remain in effect for proposals that are submitted within this 90-day period.

2.3.1 If Shaw is the Party requesting the termination and if such request is not due to technical difficulties or limitations of the Product that are not in compliance with the Basin supplied specifications for the Product that impair its marketability and that can not be remedied within a reasonable time, the minimum commitment of $1 million of equipment purchases by Shaw or its affiliates will be honored by Shaw within six months of such termination date if such purchases have not already occurred. If Basin requests the termination, no thither commitment in addition to what has already been contracted for will be required.

2.4 Upon termination of this Agreement, Shaw and Basin agree to cooperate in good faith so that Shaw may honor commitments to Clients for the remainder of the term of such agreements, including but not limited to warranty, operation and maintenance work relating to Product. Notwithstanding any termination of this Agreement, Basin and Shaw shall perform any subcontracts entered into between the Parties in accordance with the terms of those agreements.

ARTICLE Ill - MUTUAL SERVICES AND OBLIGATIONS

3.1 Shaw agrees to accept the appointment as Sales Representative for the Territory, and that it will at all times use commercially reasonable efforts to obtain sales of the Product in the Territory under the terms of this Agreement. These efforts will include (a) the services of a National Sales / Technical support team currently consisting of R. Schowengerdt, L. Joffe, and W. Guarini (or other mutually acceptable key personnel in the event any of these individuals are no longer associated with Shaw) plus business development personnel will be assigned for the purpose of identifying Product opportunities; (b) a business development staff member within each region will be assigned to develop leads, coordinate efforts within a region, develop proposals and interact with state and local regulators to support the development of leads; (c) Shaw will provide Basin access to Shaw’s sales representatives which currently encompass thirteen companies, and will coordinate training for these representatives in Basin’s Product for purposes of promoting sales; (d) Shaw will provide Basin access to Shaw’s engineering staff, including nationally-recognized biotechnology experts in the Lawrenceville Labs, for the support of joint projects including BION projects; (e) Shaw will assist with joint marketing of the Product, including attendance at trade shows and national and regional conferences and the coordination of presentations.

3.2 Shaw agrees to consider Basin’s potential to perform portions of scope for non- arsenic treatment systems which may be sold by Shaw in the Territory, on terms and pricing to be mutually agreed by the Parties upon Shaw’s identification of potential teaming opportunities for the Parties.

3.3 Shaw agrees to evaluate the possibility of committing portions of Shaw’s fabrication shop resources in the Eastern United States to the manufacture and assembly of Basin systems, evaluating the economies of existing resources and evaluating the establishment of rates and other terms that would permit both Parties to achieve benefits from further synergies.

3.4 Basin agrees to consider Shaw’s experience with biological treatments and its potential to perform or partner with Basin for projects utilizing Basin’s BION process, on terms and pricing to be mutually agreed by the Parties, upon Basin’s identification of potential teaming opportunities for the Parties.

3.5 For Product projects performed by Basin, whether in or outside of the Territory, Basin agrees to use commercially reasonable efforts to give Shaw a right of first refusal to match pricing from other contractors. If Shaw is willing to match pricing and to accept terms and conditions which shall be no less favorable in the aggregate to Basin than the terms under which another contractor would accept the work, Basin will award such work and issue a contract to Shaw.

3.6 Basin understands that Shaw’s Clients may wish to use alternative technologies or engineering methods, or that alternative technologies or methods may be recommended by Shaw in the exercise of its professional or commercial judgment, depending on requirements and cost. Nothing herein shall therefore be construed as requiring Shaw to propose or use the Product for any particular Client or project and Shaw expressly reserves, to its sole and absolute discretion, the tight at any time during the term of this Agreement to accept or reject any contract or decline to respond to any request for proposal; however, if Shaw notifies Basin that it elects not to supply the Product to a Client for a project which specifies the Product then Basin may sell its Product to another Company for that Project even if such sale occurs within the Territory as contemplated under Section 1.2.3 hereof.

3.7 Shaw shall cause its key sales and technical personnel within the Territory to be familiarized with the Product Basin shall provide training at its facility at Basin’s cost, and shall offer updates of such training if the Product is developed or improved during the term of this Agreement. Shaw shall pay for travel, lodging and living expenses of its employees to be trained at Basin’s facilities.

3.8 Basin shall refer all queries for arsenic remediation technology, support or maintenance of arsenic treatment systems, and requests for price quotations for the Product which it knows to be for use in the Territory to Shaw, and shall give Shaw all reasonable assistance for the promotion of the Product in the Territory. Basin shall keep Shaw reasonably informed of all governmental, commercial and technical developments which may affect the sale, use, operation or maintenance of Product in the Territory that Basin is aware of.

3.9 The Parties shall each furnish to the other a quarterly report identifying all project opportunities for the Project that have been identified, and the status and value of any proposals or contracts for the Product within that time-period.

3.10 For projects for which Shaw proposes the Product, Basin shall provide such data as is reasonably required by Shaw for use in preparation of any proposal to be submitted to the prospective Client by Shaw. Each Party shall be responsible for its own costs incurred in the preparation of proposals. Subsequent to submittal of any proposal, the Parties shall perform at their own cost such commercially reasonable effort to obtain the anticipated work, including, but not limited to, any oral presentation of capabilities or technical information relating to the Product to the Client.

3.11 For projects for which Shaw will supply the Product to Client(s), Basin shall provide such technical support, training and assistance as is reasonably required by Shaw during the terms of Shaw’s performance on such project. Basin will provide [***] of technical support at no cost to Shaw per year, and thereafter shall be compensated at [***] for overhead and profit. In the event that it is necessary for a Basin representative to travel to any project site at Shaw’s request, Basin shall he reimbursed for the direct costs of travel upon submission of receipts to Shaw subject to Basin’s compliance with Shaw’s expense reimbursement program.

3.12 The ultimate responsibility for any proposal content shall be Shaw’s except that the technical proposal content for Product shall be in compliance with the capability and specifications of the Product as provided to Shaw by Basin. Shaw reserves the right to accept or reject any contract, or to decline to respond to any solicitation to bid, as the best interests of Shaw may require. Basin is responsible to assure that any proposal made by it to Shaw for the Product will meet the Product’s capability, specifications, suitability and fit as established by the information provided by Shaw to Basin regarding a potential Client bid.

3.13 If, during the period of this Agreement, a project for the use of the Product is awarded to Shaw, Shaw will enter into a subcontract with Basin for the Product as identified in the proposal, in accordance with the schedule and technical specifications, if any, and subject to agreement on price as set forth herein, The terms and conditions of the subcontract shall include those terms and conditions which Shaw is required to include in a subcontract and such terms and conditions as necessary to make the subcontract compatible with Shaw’s contract (e.g., changes, terminations), together with such other provisions as Parties may agree.

3.14 Each Party shall indemnify, defend and hold the other Party harmless from any loss, claim, demand, damage or liability of whatsoever kind or nature to the extent arising out of this Agreement and any actor omission on the part of each such Party. Neither Party shall be liable to the other for any indirect, special or consequential loss or damages arising from this Agreement.

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3.14.1 Each Party shall promptly notify the other of any claims, demands or suits relating to or arising out of the Product or this Agreement, with particularity.

3.14.2 Each Party represents and warrants that there is no known impediment to its ability to enter into this Agreement, that it is properly licensed and qualified to do business in the Territory, and that it shall at all times hereunder comply with all laws, regulations and rules governing this Agreement.

3.15 Notwithstanding anything to the contrary herein, the Parties agree to limit the liability of a Party, its officers, directors, shareholders, employees, agents, parent, and affiliates to the other Party for all claims or legal proceedings of any type arising out of or relating to this Agreement (including but not limited to breach of the Agreement, its professional negligence, errors and omissions and other acts), to [***].

3.16 The performance of this Agreement maybe suspended by either Party in the event performance of this Agreement is prevented by a cause or causes beyond the reasonable control of either Party, and any schedule shall be adjusted for the period of such delay Such causes shall include, but not be limited to, acts of God, acts or threats of war or terrorism, riot, fire, explosion, flood, unusual weather conditions, sabotage, lack of adequate fuel, power or raw materials, government laws, regulations, requirements, orders or actions, national defense requirements, injunctions or restraining orders, labor disturbances, strike or lockout (neither Party shall be required to settle a labor dispute against its own best judgment). The Party asserting a right to suspend performance for such a Force Majeure event must, within five (5) business days after it has knowledge of the event, notify the other Party of the cause for suspension and the anticipated duration of suspension. Either Party may treat the suspension as a termination for convenience upon written notice to the other Party if such suspension exceeds six months in duration.

ARTICLE IV - PRICING AND CONTRACTING

4.1 The pricing for Product and all other related materials, services and arsenic treatment systems purchased by Shaw from Basin for resale, during the Term of this Agreement and for a period of 1 year thereafter shall be as follows:

4.1.1 For Product with established price lists within the United States of America Basin shall sell such Products at a discount of [***] off such price list.

4.1.2 For Products that are a custom design and are to be constructed for a client, Basin may negotiate prices for such project with Shaw that are mutually acceptable to both parties.

4.1.3 For any arsenic service contract entered into by Shaw with a Client during the term of this Agreement for the operation and maintenance of a Basin- supplied arsenic Product, Shaw shall pay a royalty rate of [***] of cash received for such contracts to Basin on a regenerable Product or a royalty rate of [***] on a non-regenerable Product.

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4.1.4 When monthly progress payments are received on an arsenic project or for a product, payments to Basin shall be paid on a monthly basis in accordance with the terms of a subcontract between the Parties.

4.1.5 During the Term, for any state in the Territory, Basin shall ascribe pricing for any non-arsenic products to Shaw at the same pricing in Articles 4.1.1 through 4.1.4 above.

At the end of the Term, for any Shaw proposals that are currently outstanding with Shaw’s potential clients, and if Shaw specifically identifies in writing to Basin with a listing of these proposals prior to the end of the Term, such pricing provided by Basin shown above shall remain effective for these proposals for a period of up to [***] thereafter, subject to a CPI adjustment for each year.

4.2 Should Basin sell or offer to sell or deliver any Product or related service, or any non-arsenic products that qualify under Article 4.1.5 above, that is similar or superior in quality to any that are to he sold by it to Shaw under this Agreement, [***]. However, [***].

4.3 Title and risk of loss for damage to Products purchased from Basin passes to Shaw upon delivery to the carrier.

4.4 No referral commissions shall be payable by either Party to the other in connection with any referral or notice of a Project opportunity given to the other Party except as specifically identified in this Agreement.

4.5 In the event that the Parties enter into a subcontract for the purchase of the Product or other goods or services between Shaw and Basin, the Parties hereto agree that the terms and conditions of that subcontract shall apply to that sale, In the event of any conflict, inconsistency or discrepancy between this Agreement and the terms of a subcontract applicable to a particular sale, the terms of the purchase order shall take precedence and any such conflict, inconsistency or discrepancy shall be interpreted in the manner which assures satisfactory performance of any Client contract for which the Product is provided.

ARTICLE V - WARRANTIES AND SUPPORT

5.1 Basin shall provide its standard warranty regarding Products, In the event that the terms and conditions of a Client contract exceed the standard Basin warranty for the Product, Shaw may request Basin to accept the Client contract warranty terms and condition & Basin shall provide Shaw a price quote to provide such additional warranty for such Client. Basin’s standard warranty provides that the Products shall be free from defects in material, design and

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workmanship for a period of one (1) year after the date of installation and acceptance. In the event of a legitimate warranty claim, Basin shall repair or replace the defective Product in accordance with Basin’s standard warranty and/or replacement policy, or under any additional warranty provided by Basin for a Client contract as described herein, at Basin’s cost.

5.2 Shaw shall respond to queries and requests for quotations for the use Basin’s technology in a reasonably timely manner.

5.3 Basin shall furnish reasonable quantities of printed commercial data, specifications and technical information to assist Shaw with marketing efforts.

5.4 Basin shall render its typical service and technical advice, including warranty support, for any Product which any client of Shaw may reasonably expect or require, and which is called for in applicable contracts, since Shaw depends heavily on customer satisfaction.

ARTICLE VI - CONFIDENTIALITY AND PATENTS

6.1 The Parties anticipate that under this Agreement it may be necessary for either to transfer to the other information of a private business, confidential, technical or proprietary nature (the “proprietary information’ or “the information”). Proprietary information shall include but not be limited to Basin’s technology, Client lists, contact information and Client requirements and marketing plans. Proprietary information shall be clearly identified by the disclosing Party at the time of disclosure.

6.2 Each of the Parties agrees that it will use the same reasonable efforts to protect such information as are used to protect its own proprietary information. Disclosures of information shall be restricted to those individuals who are directly participating in proposal and marketing efforts as provided herein and, upon the award of projects, in connection with the performance of those contracts; provided such individuals are bound by confidentiality and non-disclosure obligations substantially similar to those contained herein.

6.3 The Parties hereto shall not make any reproductions, disclosure, or use of such proprietary information except as follows:

6.3.1 Data furnished by the Parties may be used by any Party in performing its obligations under this Agreement.

6.3.2 Data furnished by any Party may be included by Shaw in a proposal to be submitted to a prospective Client.

6.3.3 Data may also be used in accordance with any written authorization received from the disclosing Party.

6.4 The limitations on reproduction, disclosure, or use of proprietary information shall not apply to, and no Party shall be liable for reproduction, disclosure, or use of proprietary information with respect to which any of the following conditions exist:

6.4.1 If, prior to the receipt thereof under this Agreement, it has been developed independently by the Party receiving it, or was lawfully known to the Party receiving it, or has been lawfully received from other sources, provided such other source did not receive it due to a breach of this Agreement.

6.4.2 If, subsequent to the receipt thereof under this Agreement (a) it is published by the Party furnishing it or is disclosed by the Party furnishing it to others, without restriction, or (bi) it has been lawfully obtained by the Party receiving it from other sources, provided such other source not known to have received it due to a breach of this Agreement, or (c) if such information otherwise comes within the public knowledge or becomes generally known to the public.

6.4.3 If any part of the proprietary information has been or hereafter shall be disclosed in a United States patent issued to the Party furnishing the proprietary information hereunder, then, after the issuance of said patent, the limitations on such proprietary information as disclosed in the patent shall be only that afforded by the United States Patent Laws.

6.4.4 If the proprietary information is required to be disclosed by process of law, provided that a Party required to make such disclosures shall give prompt notice to the other Party before making such disclosure.

6.5 Neither the execution and delivery of this Agreement, nor the furnishing of any proprietary information by any Party shall be construed as granting to any other Party either expressly, by implication, estoppel, or otherwise any license under any invention, patent, trademark, or copyright now or hereafter owned or controlled by the Party furnishing same, except that (a) Shaw may express and identify its authorized or exclusive Sales Representative relationship with Basin for the Product; and (b) the Parties may develop joint marketing materials that will jointly show the branding of Shaw and Basin to Clients for the use of the Product in successful projects.

6.6 Notwithstanding the expiration of the other portions of this Agreement, the obligations and provisions of this Article VI shall continue for a period of six (6) years from the date of this Agreement.

6.7	Each of the Parties shall identify a person responsible for receipt of data subject to this Article.

6.8 Basin shall defend, indemnify and hold harmless Shaw, its Clients, and each of their parent, affiliates, officers, directors, employees, and agents from and against expenses, cost, loss, claim, demands, loss or liability for any suit or demand alleging infringement of any patent or proprietary information with respect to or arising from this Agreement, the Product, its design and process of manufacture, and agrees at its own expense to defend or assist in the defense of. at Shaw’s option, any action in which such infringement is alleged with respect to the manufacture, design, sale or use of the Product, excluding from this indemnification only losses to the extent occurring as a result of modifications to the Product by Shaw or a Client. Basin may settle any such claim or suit by procuring for Client the right to continue using the product or by modifying it so that it becomes non-infringing, subject to the Client’s consent.

ARTICLE VII- MISCELLANEOUS AND NOTICES

7.1 Both Parties agree not to solicit existing clients or interfere with any existing contracts between the other Party and its clients. This provision is limited to contracts existing as of the date of this Agreement. This provision does not apply to responding to public invitations for bids.

7.2 The Parties agree that during and for a period of one year after the termination of this agreement, neither Party shall directly or indirectly hire, solicit for hire or cause any third party to hire or solicit for hire any current or former employee of the other; provided, however, that the hiring of employees who respond to general advertisements for employment (not targeted to employees of the other Party or their designee) shall not be deemed to violate the foregoing provision. This clause shall survive termination of this agreement.

7.3 This Agreement and any rights or obligations hereunder, shall not be assigned, transferred or delegated in whole or in part by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights or obligations hereunder to an affiliate, to the purchaser of all or substantially all of its assets related to the Product or the business, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of Basin or Shaw, as the case may be, Any attempted assignment in violation of this requirement shall be null and void. Except as otherwise provided, this Agreement will be binding upon and inure to the benefit of the Parties’ successors and lawful assigns.

7.4 Either Party’s failure to enforce any provision hereof or right hereunder shall not he construed as a waiver thereof nor shall such failure prevent the future enforcement of any such provision or right.

7.5 All notices hereunder shall be given by personal delivery to an officer of a Party or in writing, postage prepaid, by certified or registered mail, return receipt requested, or by facsimile. Notices shall be deemed given when received or refused. Written notices shall be addressed to:

Shaw:	Basin:
Shaw Environmental, Inc.	Basin Water, Inc.
Attn: Richard Schowengerdt	President
3347 Michelson Drive, Suite 200	8731 Prestige Court
Irvine, CA 92612-1692	Rancho Cucamonga, CA 91730
Fax: 208 894-2229	Fax: 909-481-6801

Either Party may change its address for notices upon written notice to the other parry.

7.6 If any provision of this Agreement is found invalid under applicable law, that provision may be omitted and the remaining provisions of this Agreement shall remain in fill force and effect.

7.7 The terms and conditions set forth herein constitute the entire understanding of the Parties relating to the content of this Agreement. The headings or captions of Articles are for convenience only, and are not to be construed as part of the Agreement. This Agreement shall not become effective until signed by both Parties. No change, modification, extension, renewal, rescission, termination, or waiver of this Agreement or any of the provisions herein nor any representation, promise or condition relating to this Agreement shall be binding unless made in writing and signed by both Parties.

7.8 This Agreement is governed by and interpreted under the laws of the State of California.

7.9 The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives- Any controversy or claim arising out of or relating to this agreement which remains unresolved [***] days after such negotiation is requested shall be settled by arbitration by a sole arbitrator in accordance with the rules of the American. Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof If the total of all claims or cross claims submitted to arbitration is in excess of [***], the award shall contain the basis for the decision, findings of fact and conclusions of law.

7.10 The prevailing Party in any arbitration under Section 7.9 shall be entitled to receive, as part of any award or judgment, its reasonable attorneys’ fees and costs incurred in the handling of the dispute. The “Prevailing Party” shall be the Party who obtains an arbitration result more favorable to it than its last formal written offer (made at least twenty calendar days prior to the arbitration) to settle such dispute.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed and executed by their duly authorized officers on the 9 day of December, 2005.

Shaw Environmental, Inc.		Basin Water Inc.

By:	/s/ Thomas J. Hurst	By:	/s/ Peter L. Jensen
Executive Vice President
	Print Name & Title		Peter L. Jensen
President, Basin Water, Inc.

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National Arsenic Sales Agreement

Exhibit I

Description of Product

The Basin water ion exchange (BWiX) unit is a containerized water treatment unit designed and provided by Basin Water.

The standard systems have capacity from 100 gpm to 1300 gpm as containerized units.

The small capacity units (100 gpm to approximately 300 gpm) employ long life non-regenerable resins.

The larger regenerable systems include capacities typically from 400 gpm to 1300 gpm. They utilize Basin’s proprietary technology and control systems. The systems use regenerable ion exchange resins, where the resin beds are regenerated using a brine solution. Depending on the regulatory requirements, the system may utilize an arsenic precipitation process or a brine re-absorption system to further process the arsenic waste.

A larger, 2000 gpm, skid-mounted modular system is available for larger capacity systems. Such modules can be combined to meet client needs (in 2000 gpm increments). The modules are designed for placement in a building.